Exhibit 99.1

BUCHAN ELECTED TO CHESAPEAKE BOARD

RICHMOND, Va. - Chesapeake Corporation (NYSE:CSK) today announced that its board of directors has elected Brian Buchan a director of the corporation. Buchan is the former chief executive of SSL International PLC and currently serves as a non-executive director of Richmond Foods, PLC, an ice cream company based in the United Kingdom.

"We are pleased to have Brian Buchan join Chesapeake's board of directors," said Thomas H. Johnson, Chesapeake chairman & chief executive officer. "His more than 30 years of experience with consumer products companies will be valuable as we pursue our strategy of providing our customers' packaging needs and expanding our value-added specialty packaging business, especially in the pharmaceutical and healthcare market."

Buchan is a British citizen and earned a degree in chemistry from Jesus College, Oxford with First Class Honours. He served in several management roles with Procter & Gamble from 1974 until 2000 and was chief executive of SSL International PLC, a global manufacturer and distributor of premium healthcare products from 2001 to 2004. He is a fellow of the Royal Society of Arts.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 6,300 people worldwide.